Exhibit 3.8

8.01         Certificates; Uncertificated Shares.  Shares of stock of the corporation may, at the discretion of the board of directors, be issued in certificated or uncertificated form.  Shares issued in certificated form shall be in the form determined by the board of directors.  Certificates shall be consecutively numbered and shall be entered in the books of the corporation or its agents as they are issued.  Upon the written request of any shareholder holding uncertificated shares, the corporation shall issue a certificate or certificate representing such shares in the form prescribed above.  Each certificate shall state on its face the holder’s name, the number and class of shares, the par value of shares or a statement that such shares are without par value, and such other matters as may be required by law.  They shall be signed by the president or a vice president and such other officer or officers as the board of directors shall designate, and may be sealed with the seal of the corporation or a facsimile thereof.  If any certificate is countersigned by a transfer agent or registered by a registrar (either of which is other than the corporation or an employee of the corporation), the signature of any such officer may be facsimile.  In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issuance.